ACQUISITION AGREEMENT
                              ---------------------

          THIS AGREEMENT made this 1st day of March, 2000.

          B E T W E E N:

                        CANADIAN OCCIDENTAL PETROLEUM LTD., a corporation governed by the laws of Canada,

                        ("CANOXY")

                        - and -

                        OCCIDENTAL PETROLEUM CORPORATION, a corporation governed by the laws of the State of Delaware,

                        ("OCCIDENTAL")


                        - and -


                        ONTARIO TEACHERS' PENSION PLAN BOARD, a corporation without share capital governed by the laws of Ontario

                        ("TEACHERS'")


          WHEREAS:

A.        CanOxy is a corporation governed by the Canada Business Corporations
Act;

B. The authorized capital of CanOxy consists of an unlimited number of common shares, of which approximately 138,293,572 common shares are outstanding;

C. OCI 1 and OCI 2, which are indirect, wholly-owned subsidiaries of Occidental, own, in the aggregate, 40,223,620 (approximately 29% of the outstanding) common shares of CanOxy;

D. Teachers' wishes to purchase from OCI 1, OCI 2 and, if applicable, OxyChem (Canada) an aggregate of 20,223,620 common shares of CanOxy; and

E. CanOxy wishes to purchase for cancellation from OCI 1 and, if applicable, OCI 2, an aggregate of 20,000,000 common shares of CanOxy.

          NOW THEREFORE in consideration of the mutual covenants set out in this agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that:

1.        DEFINITIONS

          In this agreement, and any amendments hereto, the following terms shall have the following meanings:

          "AGENCY" means any domestic or foreign court or tribunal or government agency or other regulatory authority or administrative agency or commission or any elected or appointed public official.

          "BUSINESS DAY" means any day other than Saturday, Sunday, a federal holiday in Canada or a day on which banks are not open for business in Toronto or Calgary.

          "CANOXY DISCLOSURE DOCUMENTS" means the CanOxy Annual Report on Form 10-K filed with the Ontario Securities Commission and the United States Securities and Exchange Commission in respect of the year ended December 31, 1998 and all audited and interim financial statements, reports to shareholders and other non-confidential reports and documents filed by CanOxy with the Ontario Securities Commission and the United States Securities and Exchange Commission from January 1, 1999 to the date of this agreement.

          "CANOXY PURCHASED SHARES" means the 20,000,000 common shares of CanOxy to be purchased for cancellation by CanOxy, subject to the terms and conditions of this agreement.

          "CLOSING" means the closing of the transactions contemplated by this agreement occurring on the Closing Date.

          "CLOSING DATE" means the business day following the approval referred to in section 3.A(b) or such other date as may be mutually agreed by the parties, but in any event no later than May 16, 2000.

          "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement between CanOxy and Teachers' dated February 18, 2000.

          "CPEL" means Canadian Petroleum Ecuador Limited, a Jersey corporation.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "LAW" means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Agency which are binding on a person.

          "OCC" means Occidental Chemical Corporation, a New York corporation.

          "OCI 1" means Occidental Chemical Investment 1 Inc., a Delaware corporation owning 35,764,388 common shares of CanOxy.

          "OCI 2" means Occidental Chemical Investment 2 Inc., a Delaware corporation owning 4,459,232 common shares of CanOxy.

          "OPSA" means Occidental Petroleum (South America), Inc., a Delaware corporation.

          "OXYCHEM (CANADA)" means OxyChem (Canada), Inc., an Alberta corporation, owning limited partnership interests in CXY Chemicals Canada Limited Partnership, a limited partnership formed under the Laws of the Province of British Columbia.

          "PERSON" means an individual, corporation, incorporated or unincorporated association, syndicate or organization, partnership, trust, trustee, executor, administrator or other legal representative.

          "TAX ACT" means the Income Tax Act (Canada).

          "TEACHERS' PURCHASED SHARES" means the 20,223,620 common shares of CanOxy to be purchased by Teachers', subject to the terms and conditions of this agreement.

2.        PURCHASE AND SALE

A.        PURCHASE AND SALE OF THE CANOXY PURCHASED SHARES.

          Subject to the terms and conditions of this agreement, on the Closing Date and immediately prior to the purchase by Teachers' of the Teachers' Purchased Shares pursuant to section 2.B Occidental shall cause OCI 1 and, if notified by Occidental not less than 5 business days prior to the Closing Date, OCI 2, to sell to CanOxy the CanOxy Purchased Shares free and clear of all liens, charges, encumbrances and rights of others and CanOxy shall purchase for cancellation the CanOxy Purchased Shares from OCI 1 and, if applicable, OCI 2. The consideration to be paid by CanOxy for the CanOxy Purchased Shares shall be $29.61 per share, which shall be paid by wire transfer to an account to be specified in writing by Occidental at least one business day prior to the Closing Date upon delivery by Occidental to CanOxy of certificates evidencing the CanOxy Purchased Shares, duly endorsed in blank for transfer. In no event shall CanOxy have any obligation to purchase the CanOxy Purchased Shares unless Teachers' and Occidental have taken all steps necessary to effect the purchase and sale of the Teachers' Purchased Shares pursuant to section 2.B immediately after the purchase and sale pursuant to this section 2.A. CanOxy shall withhold, and remit in accordance with Part XIII of the Tax Act and the Canada/United States Tax Convention, all applicable withholdings in respect of the dividend deemed to be paid by CanOxy on the disposition of the CanOxy Purchased Shares. If the Canada Customs and Revenue Agency should later determine that a different amount should have been withheld and remitted and requires the payment of additional amounts by (or rebates a portion of the amounts paid to) CanOxy, Occidental and CanOxy, as the case may be, shall make such payments as are necessary to reflect the additional payment or rebate.

B.        PURCHASE AND SALE OF TEACHERS' PURCHASED SHARES.

          Subject to the terms and conditions of this agreement, on the Closing Date and immediately after the purchase by CanOxy of the CanOxy Purchased Shares pursuant to section 2.A, Occidental shall cause OCI 1, OCI 2 and OxyChem (Canada), as the case may be, to sell to Teachers' the Teachers' Purchased Shares free and clear from all liens, charges, encumbrances and rights of others and Teachers' shall purchase the Teachers' Purchased Shares from OCI 1, OCI 2 and OxyChem (Canada), as the case may be. The consideration to be paid by Teachers' for the Teachers' Purchased Shares shall be $29.61 per share, which shall be paid by wire transfer to an account to be specified in writing by Occidental at least one business day prior to the Closing Date upon delivery by Occidental to Teachers' of one or more share certificates evidencing the Teachers' Purchased Shares duly endorsed for transfer to a person or persons designated by Teachers' in writing prior to the Closing Date. CanOxy shall immediately thereafter cause its transfer agent to issue one or more share certificates registered in the name of such person or persons designated by Teachers', representing the Teachers' Purchased Shares.

C.        DISTRIBUTIONS.

          Concurrently with the delivery of the certificates referred to in sections 2.A and B, Occidental shall cause OCI 1, OCI 2 and OxyChem (Canada), as the case may be, to deliver to CanOxy and Teachers', as the case may be, all right, title and interest they may have in and to any and all securities, rights, warrants or other interests or amounts accrued, declared, paid, issued, transferred, made or distributed on or in respect of the CanOxy Purchased Shares and the Teachers' Purchased Shares, respectively, on or after February 16, 2000.

D.        EXCHANGE OF PROPERTIES.

     (a)  On the Closing Date, Occidental shall:

           (i) effective February 1, 2000, cause OxyChem (Canada) to transfer free and clear from all liens, charges, encumbrances or rights of others all of its right, title and interest in CXY Chemicals Canada Limited Partnership, a British Columbia limited partnership, to an entity designated by CanOxy for value as agreed between Occidental and CanOxy; and

          (ii) effective January 1, 2000, cause OCC to transfer free and clear from all liens, charges, encumbrances or rights of others, all of its right, title and interest in CXY Chemicals U.S.A., a Delaware general partnership, to an entity designated by CanOxy for value as agreed between Occidental and CanOxy.

     (b) On the Closing Date, CanOxy, as duly authorized agent of CPEL, will take such steps as are necessary to transfer effective January 1, 2000 free and clear from all liens, charges, encumbrances or rights of others, all of its right, title and interest in and to 150 shares of Class B Common Stock, $1.00 par value per share, of OPSA to an entity designated by Occidental for value as agreed between Occidental and CanOxy.

     (c) No adjustments shall be made in connection with the transfer of interests and shares described in this section 2.D(a) except those certain advanced dividends relating to the OPSA shares made subsequent to January 1, 2000.

     (d) The respective obligations of CanOxy and Occidental to complete the transfers contemplated by sections 2.D(a) and (b) above (the "Asset Swap") shall be subject to the fulfilment, or the waiver by each of them, at or prior to the Closing Date of the condition that any applicable waiting periods under the HSR Act shall have expired or been earlier terminated.

     (e) Each of CanOxy and Occidental shall promptly prepare and submit all necessary applications, notices and other documents required to be filed by and in connection with the transactions contemplated by section 2.D(a)(ii) above pursuant to the HSR Act and shall promptly file such additional information as may be properly requested pursuant to the HSR Act and take such other reasonable action as may be required to terminate the waiting period under the HSR Act.

     (f) If the applicable waiting period under the HSR Act has not expired or been earlier terminated by the Closing Date, the parties shall complete the transactions contemplated by sections 2.A, B and C above in accordance with the terms of the agreement and shall defer completion of the Asset Swap until such time as such applicable waiting periods have expired or been earlier terminated. Prior to December 31, 2000 each of Occidental and CanOxy shall use their reasonable commercial efforts to complete the Asset Swap but if it has not been completed by December 31, 2000 then the obligations of CanOxy and Occidental hereunder with respect to the Asset Swap shall terminate.

     (g) Each entity designated by CanOxy or Occidental, as the case may be, shall itself be solely responsible for any transfer tax applicable in respect of such entity in relation to the transactions contemplated by this section 2.D and, for greater certainty, the applicable purchase price is exclusive of any such taxes. Under no circumstances shall Teachers' be responsible for any such taxes.

E.        TIME AND PLACE OF CLOSING.

          Closing shall take place at 8:00 am on the Closing Date at the offices of Blake, Cassels & Graydon LLP, Calgary, or at such time and place as the parties may agree.

3.        CONDITIONS TO THIS AGREEMENT

A.        MUTUAL CONDITIONS.

          The respective obligations of CanOxy, Occidental and Teachers' to complete the transactions contemplated by this agreement shall be subject to the fulfilment, or the waiver by each of them, of the following conditions on or prior to the Closing Date:

     (a) no judgment or order shall have been issued by any of the Agencies, no action, suit or proceedings shall have been threatened or taken by any of the Agencies, and no Law shall have been proposed, enacted, or promulgated or applied, to cease trade, enjoin, or prohibit the completion of the transactions contemplated in this agreement; and

     (b) CanOxy shall have received discretionary relief from the Alberta Securities Commission such that the purchase by CanOxy of the CanOxy Purchased Shares shall not be subject to the issuer bid requirements of the Securities Act (Alberta), and the acquisition by CanOxy of the CanOxy Purchased Shares and, if necessary, the transfers referred to in section 2.D shall have been approved by a majority of the votes cast by holders of common shares of CanOxy (disregarding any votes cast by Teachers' and Occidental) at the Annual and Special Meeting of CanOxy to be held on or before May 15, 2000.

B.        CONDITIONS IN FAVOUR OF CANOXY.

          The obligations of CanOxy to complete the transactions contemplated by this agreement shall be subject to the fulfilment, or the waiver by CanOxy, of the following conditions at or prior to the Closing Date, each of which is for the exclusive benefit of CanOxy and may be waived by CanOxy at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have:

     (a) neither Teachers' nor Occidental shall have failed to perform or comply with any of the material obligations, covenants and agreements to be performed by it under this agreement on or prior to the Closing Date;

     (b) the representations and warranties of Teachers' and Occidental, respectively, set forth in this agreement shall be true and correct in all material respects on and as of the Closing Date (as if made on and as of that date);

     (c) Dr. Ray Irani and Dr. Dale Laurance shall have resigned as directors of CanOxy; and

     (d) CanOxy shall have received a certificate from each of Occidental and Teachers', in each case signed by two senior officers and dated the Closing Date, to the effect that, to the best of the knowledge, information and belief of each such officer (without personal liability), each of the foregoing conditions (as it relates to Occidental or Teachers', as the case may be) has been fulfilled.

C.        CONDITIONS IN FAVOUR OF OCCIDENTAL

          The obligations of Occidental to complete the transactions contemplated by this agreement shall be subject to the fulfilment, or the waiver by Occidental, of the following conditions at or prior to the Closing Date, each of which is for the exclusive benefit of Occidental and may be waived by Occidental at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have:

     (a) neither Teachers' nor CanOxy shall have failed to perform or comply with any of the material obligations, covenants and agreements to be performed by it under this agreement on or prior to the Closing Date;

     (b) the representations and warranties of Teachers' and CanOxy, respectively, set forth in this agreement shall be true and correct in all material respects on and as of the Closing Date (as if made on and as of that date, except the representations and warranties provided in sections 4.A(d) and (f), which are given as of the date of this agreement and shall have been true and correct on and as of that date); and

     (c) Occidental shall have received a certificate from each of CanOxy and Teachers', in each case signed by two senior officers and dated the Closing Date, to the effect that, to the best of the knowledge, information and belief of each such officer (without personal liability), each of the foregoing conditions (as it relates to CanOxy or Teachers', as the case may be) has been fulfilled.

D.        CONDITIONS IN FAVOUR OF TEACHERS'.

          The obligations of Teachers' to complete the transactions contemplated by this agreement shall be subject to the fulfilment, or the waiver by Teachers', of the conditions at or prior to the Closing Date, each of which is for the exclusive benefit of Teachers' and may be waived by Teachers' at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have:

     (a) neither Occidental nor CanOxy shall have failed to perform or comply with any of the material obligations, covenants and agreements to be performed by it under this agreement on or prior to the Closing Date;

     (b) the representations and warranties of Occidental and CanOxy set forth in this agreement shall be true and correct in all material respects on and as of the Closing Date (as if made on and as of that date, except the representations and warranties provided in sections 4.A(d) and (f), which are given as of the date of this agreement and shall have been true and correct on and as of that date);

     (c) no changes shall have occurred in the share capital of CanOxy that would cause the 2,234,798 common shares of CanOxy currently held by Teachers' together with the 1,500 common shares that Teachers' is entitled to acquire pursuant to options that it currently holds and the Teachers' Purchased Shares to represent

          20% or more than the outstanding common shares of CanOxy, after giving effect to the purchase and cancellation by CanOxy of the CanOxy Purchased Shares;

     (d) Dr. Ray Irani and Dr. Dale Laurance shall have resigned as directors of CanOxy; and

     (e) Teachers' shall have received a certificate from each of Occidental and CanOxy, in each case signed by two senior officers and dated the Closing Date, to the effect that, to the best of the knowledge, information and belief of each such officer (without personal liability), each of the foregoing conditions (as it relates to Occidental or CanOxy, as the case may be) has been fulfilled.

E.        SATISFACTION, WAIVER AND RELEASE OF CONDITIONS.

          The conditions provided for in this section 3 shall be deemed conclusively to have been satisfied, waived or released on the Closing of the purchases and sales pursuant to section 2.

4.        REPRESENTATIONS AND WARRANTIES

A.        REPRESENTATIONS AND WARRANTIES OF CANOXY.

          CanOxy represents and warrants to Occidental and Teachers' that:

     (a)  ORGANIZATION AND QUALIFICATION.

           (i) CanOxy is a corporation validly existing under the Canada Business Corporations Act and has full corporate power and authority to own its own property and conduct its businesses as currently owned and conducted.

          (ii) CPEL is a corporation validly existing under the Laws of Jersey and has full power and authority to own its own property and conduct its businesses as currently owned and conducted.

     (b) CAPITALIZATION. The authorized capital of CanOxy consists of an unlimited number of common shares, of which approximately 138,293,572 shares are issued and outstanding. Except for the rights of persons created pursuant to this agreement, CanOxy's stock option plan, CanOxy's dividend reinvestment plan or as disclosed in the CanOxy Disclosure Documents, there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of CanOxy to issue, sell or acquire any CanOxy common shares or securities or obligations of any kind convertible into or exchangeable for any CanOxy common shares, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of CanOxy.

     (c) AUTHORITY RELATIVE TO THIS AGREEMENT. CanOxy has the requisite corporate power and authority to enter into this agreement and to perform CanOxy's obligations under this agreement for itself, and as agent for CPEL. The execution and delivery of this agreement by and the completion by CanOxy for itself, and as agent for CPEL, of the transactions contemplated by this agreement have been duly authorized by the boards of directors of CanOxy and CPEL and no other proceedings on the part of CanOxy or CPEL are necessary to authorize this agreement and the transactions contemplated hereby, other than receiving the approval set out in section 3.A(b). This agreement has been duly executed and delivered by CanOxy and constitutes a valid and binding obligation of CanOxy, enforceable by Occidental and Teachers' against CanOxy in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally. The execution and delivery by CanOxy of this agreement and the performance by each of CanOxy and CPEL of the obligations of CanOxy hereunder will not result in a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or under:

            (i) the constitutional documents (including articles or other organization documents or by-laws) of CanOxy or CPEL;

           (ii) any applicable Law; or

          (iii) any agreement, arrangement or understanding to which CanOxy or CPEL is a party or by which either of them or their properties is bound or affected.

     (d) FINANCIAL STATEMENTS AND DISCLOSURE DOCUMENTS. The audited financial statements of CanOxy prepared on a consolidated basis for and as at the year ended December 31, 1998 and the unaudited interim financial statements of CanOxy prepared on a consolidated basis for and as at the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial position of CanOxy as at the respective dates thereof and consolidated results of their operations and cash flows for the periods indicated therein. The CanOxy Disclosure Documents include all the documents that CanOxy was required to file with the Ontario Securities Commission or the United States Securities and Exchange Commission on or after December 31, 1998. As of their respective dates, none of the CanOxy Disclosure Documents or the draft Form 10-K provided by CanOxy to Teachers' (including all exhibits and schedules to those documents and documents incorporated by reference) contained any untrue statement of fact or omitted to state a fact in either case material to CanOxy and which was required to be stated therein or was necessary in order to make the statements contained therein with respect to CanOxy, in light of the circumstances under which they were made, not misleading, and each of those documents was in compliance in all respects material to CanOxy with applicable Laws.

     (e) OWNERSHIP OF SHARES OF OCCIDENTAL PETROLEUM (SOUTH AMERICA), INC. CPEL is the legal and beneficial owner of the Class B shares of OPSA, free and clear of any liens, charges, encumbrances or rights of others (other than the rights of Occidental under this agreement). CPEL is an indirect wholly-owned subsidiary of CanOxy. There is no contract, option or other right of another Person binding upon or which at any time in the future may become binding upon CanOxy or CPEL in relation to the shares of OPSA (other than the rights of Occidental under this agreement). The shares of OPSA are not "taxable Canadian property" for purposes of the Tax Act.

     (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 1998 to the date of this agreement, except as disclosed in the CanOxy Disclosure
          Documents:

            (i) none of CanOxy or its subsidiaries has declared or made any distributions (in cash, securities or other property) to securityholders (other than dividends declared and paid by CanOxy in accordance with established dividend policy) or entered into any agreement, disposed of any their assets or incurred any indebtedness which, either individually or in the aggregate, is materially adverse to CanOxy and its subsidiaries, taken as a whole, other than in the ordinary course of business;

           (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that is materially adverse to CanOxy and its subsidiaries, taken as a whole, has been incurred other than in the ordinary course of business; and

          (iii) there has not been any change that, individually or in the aggregate, is or has been materially adverse to CanOxy and its subsidiaries, taken as a whole (including any decision to implement such a change made by a board of directors or senior management of a company who believe that confirmation of the decision by the relevant board of directors is probable).

B.        REPRESENTATIONS AND WARRANTIES OF OCCIDENTAL.

          Occidental represents and warrants to CanOxy and Teachers' that:

     (a)  ORGANIZATION AND QUALIFICATION.

            (i) Occidental is a corporation validly existing under the Laws of the State of Delaware and has full power and authority to own its property and conduct its businesses as currently owned and conducted.

           (ii) OCI 1 is a corporation validly existing under the Laws of the State of Delaware and has full power and authority to own its property and conduct its businesses as currently owned and conducted.

          (iii) OCI 2 is a corporation validly existing under the Laws of the State of Delaware and has full power and authority to own its property and conduct its businesses as currently owned and conducted.

           (iv) OCC is a corporation validly existing under the Laws of the State of New York and has full power and authority to own its property and conduct its businesses as currently owned and conducted.

            (v) OxyChem (Canada) is a corporation validly existing under the
                Laws of Alberta and has full power and authority to own its property and conduct its businesses as currently owned and conducted. OxyChem (Canada) is not a non-resident for purposes of the Tax Act.

     (b) AUTHORITY RELATIVE TO THIS AGREEMENT. Occidental has the requisite corporate power and authority to enter into this agreement and to perform, or cause OCI 1, OCI 2, OCC and OxyChem (Canada) to perform, Occidental's obligations under this agreement. The execution and delivery of this agreement by Occidental have been duly authorized by the board of directors (directly or by a duly authorized committee of the board of directors) and/or, if applicable, the shareholders of Occidental, OCI 1, OCI 2, OCC and OxyChem (Canada) and no other corporate proceedings on the part of Occidental, OCI 1, OCI 2, OCC or OxyChem (Canada) are necessary to authorize this agreement and the transactions contemplated hereby. This agreement has been duly executed and delivered by Occidental and constitutes a legal, valid and binding obligation of Occidental, enforceable by Teachers' and CanOxy against Occidental in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally. The execution and delivery by Occidental of this agreement and the performance by it (and OCI 1, OCI 2, OCC and OxyChem (Canada)) of its obligations hereunder will not result in a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or under,

            (i) the constitutional documents (including articles or other organizational documents or by-laws) of Occidental, OCI 1, OCI 2, OCC or OxyChem (Canada);

           (ii) any applicable Law; or

          (iii) any agreement, arrangement or understanding to which Occidental, OCI 1, OCI 2, OCC or OxyChem (Canada) is a party or by which any of them or their properties is bound or affected.

     (c) OWNERSHIP OF PURCHASED SHARES. As at the date hereof, OCI 1 and OCI 2 are the legal and beneficial owners of the Teachers' Purchased Shares and the CanOxy Purchased Shares, free and clear of any liens, charges, encumbrances or rights of others (other than the rights of Teachers' and CanOxy under this agreement). OCI 1 and OCI 2 are wholly-owned subsidiaries of Occidental. There is no contract, option or other right of another Person binding upon or which at any time in the future may become binding upon Occidental, OCI 1 or OCI 2 in relation to the Teachers' Purchased Shares or the CanOxy Purchased Shares (other than the rights of Teachers' and CanOxy under this agreement).

     (d) OWNERSHIP OF PARTNERSHIP INTERESTS. OCC is the legal and beneficial owner of a 15% general partnership interest in CXY Chemicals U.S.A., and OxyChem (Canada) is the legal and beneficial owner of a 15% limited partnership interest in CXY Chemicals Canada Limited Partnership, in each case, free and clear of any liens, charges, encumbrances or rights of others (other than the rights of CanOxy under this agreement). There is no contract, option or other right of another Person binding upon or which at any time in the future may become binding upon Occidental or OCC in relation to the interest in CXY Chemicals U.S.A., or Occidental or OxyChem (Canada) in relation to the interest in CXY Chemicals Canada Limited Partnership (other than the interest of CanOxy under this agreement).

     (e) DISCLOSURE. Occidental has no reason to believe that, as of their respective dates, any of the CanOxy Disclosure Documents (including all exhibits and schedules to these documents and documents incorporated by reference) contained any untrue statement of fact or omitted to state any fact, in either case, material to CanOxy and which was required to be stated therein or was necessary in order to make the statements contained therein with respect to CanOxy, in light of the circumstances under which they were made, not misleading, or that any of those documents was not in compliance in all respects material to CanOxy with applicable Laws. Occidental has no knowledge of any other material adverse information with respect to the current and prospective business operations of CanOxy that has not been generally disclosed.

C.        REPRESENTATIONS AND WARRANTIES OF TEACHERS'.

          Teachers' represents and warrants to Occidental and CanOxy that:

     (a) ORGANIZATION AND QUALIFICATION. Teachers' is a corporation validly existing under the Teachers' Pension Act (Ontario) and has full power and authority to own its assets and conduct its businesses as currently owned and conducted.

     (b) AUTHORITY RELATIVE TO THIS AGREEMENT. Teachers' has the requisite power and authority to enter into this agreement and to perform its obligations under this agreement. The execution and delivery of this agreement by Teachers' and the completion by Teachers' of the transactions contemplated by this agreement have been duly authorized by the Teachers' Pension Plan Board and no other proceedings on the part of Teachers' are necessary to authorize this agreement and the transactions contemplated hereby. This agreement has been duly executed and delivered by Teachers' and constitutes a legal, valid and binding obligation of Teachers', enforceable by CanOxy and Occidental against Teachers' in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally. The execution and delivery by Teachers' of this agreement and the performance by it of its obligations hereunder will not result in a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or under:

            (i) its constitutional documents (including articles or other organizational documents or by-laws);

           (ii) any applicable Law; or

          (iii) any agreement, arrangement or understanding by which it is a party or by which it is bound or affected.

     (c) SHAREHOLDINGS. Teachers' beneficially owns (within the meaning of Part XX of the Securities Act (Ontario)) only 2,234,798 common shares of CanOxy (excluding the Teachers' Purchased Shares and 1,500 common shares that are subject to an option in favour of Teachers').

     (d) PURCHASER EXPERIENCE. Teachers' is an institutional investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this agreement and purchasing the Teachers' Purchased Shares. Teachers' has made an independent investigation into the business and financial condition of CanOxy, and, other than the representations and warranties expressly provided in this agreement, has not relied, and will not hereafter rely, on Occidental or any of its affiliates (other than CanOxy and CanOxy's officers, directors, employees, representatives and agents), controlling persons, officers, directors, employees, representatives or agents (collectively, "Representatives") with respect to such matters or to update Teachers' with respect to such matters.

     (e) REPRESENTATIVES. One or more of the Representatives are members of the Board of Directors of CanOxy. Occidental and such Representatives may have received, or may in the future receive, material non-public information regarding CanOxy and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects, which Occidental and such Representatives are not permitted to disclose. Teachers' acknowledges and agrees that neither Occidental nor any of its Representatives have any obligation to disclose any such information to Teachers'. Teachers' waives and releases, to the fullest extent permitted by law, any and all claims, causes of action and remedies Teachers' has or may have against Occidental and its Representatives based upon, relating to or arising out of nondisclosure of such information. Provided that nothing in this section 4.C(e) shall limit or qualify any representation or warranty given by Occidental to Teachers' in the agreement or affect any rights of Teachers' pursuant to this agreement or to take any action in respect of this agreement.

     (f) RESTRICTED SECURITIES. Teachers' acknowledges that if Occidental is an affiliate of CanOxy for the purposes of the U.S. Securities Act of 1933, as amended (the "Securities Act"), on the Closing Date, the Teachers' Purchased Shares are restricted securities under the Securities Act and the rules and regulations promulgated thereunder, and are being acquired from Occidental in a transaction not involving any public offering. Teachers' is acquiring the Teachers' Purchased Shares as principal, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the CanOxy Shares, other than resales contemplated by this agreement. Teachers' agrees not to resell the Teachers' Purchased Shares except pursuant to registration under the Securities Act or an applicable exemption therefrom (including Rule 144 and Regulation S).

D.        SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

          The representations, warranties, covenants and agreements of CanOxy, Occidental and Teachers' contained in this agreement shall merge upon, and shall not survive, the closing of the acquisitions contemplated in section 2, except for:

     (a) the representations and warranties in sections 4.A(b), (c) and (e), sections 4.B(b), (c), (d) and (e) and section 4.C(b), which shall survive indefinitely, and the representations and warranties in sections 4.A(d) and (f) and section 4.C(d), (e) and (f) which shall survive for one year after the Closing; and

     (b) the covenants contained in section 5.A and section 6, which shall survive indefinitely.

5.        IMPLEMENTATION

A.        GENERAL.

          Each of CanOxy, Occidental and Teachers' shall use all reasonable efforts to satisfy each of the conditions precedent to be satisfied by it, as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable to permit the completion of the transactions contemplated in this agreement in accordance with this agreement, and applicable Law and to co-operate with each other in connection therewith, including using all reasonable efforts to effect or cause to be effected all necessary registrations and filings and submissions of information requested of it by Agencies, the failure of which to effect would prevent the completion of this agreement or could reasonably be expected to be materially adverse to CanOxy, Occidental or Teachers'.

B.        ACCESS TO INFORMATION.

          Until the Closing Date, CanOxy shall continue to afford to Teachers' and its representatives and its officers, employees and agents, access to the businesses, properties, assets, officers, employees, agents, books and records of CanOxy and its subsidiaries relevant to the transactions contemplated by this agreement in a manner consistent with the access afforded to Teachers' in the period between that date of the Confidentiality Agreement and the date of this agreement.

C.        SHAREHOLDER MEETING.

          CanOxy will duly call and hold a meeting of its shareholders for the purpose of obtaining the approval referred to in section 3.A(b) as soon as practicable (and in any event not later than May 15, 2000) and in connection therewith the directors of CanOxy will recommend, and the management of CanOxy will solicit proxies in favour of, such approval.

6.       ONGOING OBLIGATIONS

A.       BOARD OF DIRECTORS.

         From the Closing Date, so long as Teachers' continuously holds (directly and indirectly) at least 10% of the outstanding common shares of CanOxy, Teachers' shall be allowed one board member's position on the CanOxy board. If, immediately after the time any person is to be elected or appointed as a director of CanOxy the person last nominated by Teachers' to serve as a member of the board would not be a director of CanOxy, at least 20 business days before the date of notice of the meeting at which a director is to be elected or appointed, CanOxy shall deliver to Teachers' a list of those directors who are proposed for election or appointment. Teachers' shall, in its sole discretion, have the right (by delivery of a written notice to CanOxy within 10 business days of receipt from CanOxy of the proposed list) to designate one individual to the list of persons to be nominated by CanOxy (or its management, as the case may be) to serve as a member of the board of directors of CanOxy upon completion of that process of election or appointment. CanOxy shall use all reasonable efforts (including naming that nominee in the slate of directors proposed in materials sent by CanOxy to its shareholders) to cause the nominee of Teachers' to be elected or appointed to the board of directors.

B.        REGISTRATION RIGHTS.

          CanOxy shall afford Teachers' registration rights on the basis set out in Schedule "A" commencing on the Closing Date.

C.        OCCIDENTAL STANDSTILL.

          During the period of one year following the Closing Date, Occidental and its Affiliates (including any person or entity, directly or indirectly, through one or more intermediaries, controlled by or under common control with Occidental and any other person or entity formed or organized for the purpose of a transaction described below in which Occidental or its affiliates participate) shall not, without the prior written authorisation of Teachers':

     (a) acquire, agree to acquire, make any proposal to acquire or assist any person in acquiring, in any manner, any common shares of CanOxy or any securities convertible into or exchangeable for common shares of CanOxy in an amount that would require disclosure pursuant to Section 13d of the United States Securities Exchange Act of 1934, as amended; or

     (b) solicit proxies of CanOxy's shareholders, or form, join or in any way participate in a proxy group.

D.        USE OF NAME AND MARKS

          CanOxy agrees to: (a) use its commercially reasonable efforts to eliminate the name "Occidental" from its name and the names of its subsidiaries as promptly as practicable after the Closing Date; (b) cease using the "Occidental" and "Oxy" names and marks within eighteen months after the Closing; and (c) use the "Occidental" and "Oxy" names and marks during the period specified in section 6.D(b) only in the manner in which they were used by CanOxy immediately prior to the Closing.

          CanOxy further agrees that all uses of the "Occidental" and "Oxy" names and marks by CanOxy shall be controlled by and inure to the benefit of Occidental and that Occidental shall retain sole and exclusive ownership rights in the names and marks.

7.        TERMINATION AND AMENDMENT OF AGREEMENT

A.        TERMINATION.

          The provisions of this agreement may be terminated at any time before the Closing:

     (a)  by agreement in writing executed by CanOxy, Occidental and Teachers';

     (b) by CanOxy, at any time after May 16, 2000, if the conditions provided in sections 3.A and B have not been satisfied on or before that date;

     (c) by Occidental, at any time after May 16, 2000, if the conditions provided in sections 3.A and C have not been satisfied on or before that time; and

     (d) by Teachers', at any time after May 16, 2000, if the conditions provided in sections 3.A and D have not been satisfied on or before that date.

B.        AMENDMENT.

          This agreement and any rights under Schedule "A" may be amended only by written agreement of the parties at any time.

8.        CONFIDENTIALITY AND PUBLIC DISCLOSURE

          Prior to the first public announcement of this agreement and the transactions that it contemplates, disclosure of this agreement, its terms and conditions and the transactions that it contemplates shall be made only:

     (a) with the approval of CanOxy, Occidental and Teachers', which approval shall not be withheld unreasonably, may be oral, and may be given on behalf of a party by its counsel;

     (b)  as required by any Law or Agency; or

     (c)  as may be necessary to implement this agreement.

9.        ONGOING CONSULTING

          The parties shall at all times consult with the others as to the timing and wording of press releases and other public disclosure of or relating to this agreement or the transactions that it contemplates; provided however that each of the parties acknowledges and agrees that no such consultation shall delay or otherwise restrict any other party's obligation under applicable Law to file this agreement and disclose its contents in filings with securities or other applicable regulatory authorities or stock exchanges.

10.       GENERAL

A.        ASSIGNMENT.

          This agreement and any rights under Schedule "A" shall not be assignable by any party; provided this shall not in any way limit the rights of nominees of Teachers' under Schedule "A" as provided in that Schedule.

B.        BINDING EFFECT.

          This agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.        RESPONSIBILITY FOR EXPENSES.

          Except as otherwise expressly provided in this agreement, each party to this agreement shall pay its own expenses incurred in connection with this agreement and the completion of the transactions that it contemplates including, but not limited to, the fees and expenses of its legal and financial advisors, and any commission, fee or other remuneration payable by such party or any of its subsidiaries to any broker or agent who purports or may purport to act or have acted for such party or any of its subsidiaries in connection with the transactions contemplated in this agreement.

D.        TIME.

          Time shall be of the essence of this agreement in each and every matter or thing herein provided.

E.        NOTICES.

          Any notice or other communications required or permitted to be given hereunder shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully):

            (i) in the case of CanOxy, to the following address:

                        Canadian Occidental Petroleum Ltd.
                        635-8th Avenue S.W.
                        Calgary, Alberta  T2P 3Z1

                        Facsimile No.:  (403) 234-6019
                        Attention:      Chief Financial Officer

           (ii) in the case of Occidental, to the following address:

                        Occidental Petroleum Corporation
                        10889 Wilshire Blvd.
                        Los Angeles, CA  90024

                        Facsimile No.:  (310) 443-6379
                        Attention:      Dale R. Laurance


                        With a copy to: Occidental Petroleum Corporation

                        Facsimile No.:  (310) 443-6737
                        Attention:      Linda S. Peterson

          (iii) in the case of Teachers', to the following address:

                        Ontario Teachers' Pension Plan Board
                        5650 Yonge Street, 5th Floor
                        Toronto, Ontario  M2M 4H5

                        Facsimile No.:  (416) 730-5143
                        Attention:      Roy T. Graydon


or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section, and if so given the same shall be deemed to have been received on the date of such delivery or sending.

F.        GOVERNING LAW.

          This agreement and the rights, obligations and relations of the parties shall be governed by and construed in accordance with the Laws of the Province of Alberta (but without giving effect to the conflict of laws rules thereof) and the Laws of Canada applicable therein. Each party hereto agrees that the courts of the Province of Alberta shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this agreement. Each party does irrevocably attorn to the jurisdiction of the courts of the Province of Alberta.

G.        CURRENCY.

          Except as expressly indicated otherwise, all sums of money referred to in this agreement are expressed and shall be paid in Canadian dollars.

H.        ENTIRE AGREEMENT.

          With respect to the subject matter of this agreement, this agreement and the Confidentiality Agreement:

     (a)  set forth the entire agreement between the parties.

     (b) supersede all prior understandings and communications between the parties, oral or written.

I.        COUNTERPARTS.

          This agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be original and all of which, when taken together, shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this agreement to produce more than one counterpart.

J.        WAIVER.

          The failure of either party to enforce at any time any of the provisions of this agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this agreement shall not be considered to be a waiver of such provision, right or term or in any way to affect the validity of this agreement or deprive the applicable party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement. The exercise by either party of any of its rights provided by this agreement shall not preclude or prejudice such party from exercising any other right it may have under this agreement, irrespective of any previous action or proceeding taken by it hereunder. Any waiver by either party of the performance of any of the provisions of this agreement shall be effective only if in writing and signed by a duly authorized representative of such party.

K.        SEVERABILITY.

          If any provision of this agreement is invalid or unenforceable, such provision shall be severed and the remainder of this agreement shall be unaffected thereby, but shall continue to be valid and enforceable to the fullest extent permitted by law.

L.        WAIVER OF CONFIDENTIALITY AGREEMENT.

          CanOxy and Teachers' hereby agree to waive section 13 of the Confidentiality Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF the parties have hereunto duly executed this agreement on the date first above written.

                                        CANADIAN OCCIDENTAL PETROLEUM LTD.

                                         Per:  C. W. Finch
                                              ----------------------------------
                                               Authorized Signatory

                                         Per:
                                              ----------------------------------
                                               Authorized Signatory


                                        OCCIDENTAL PETROLEUM CORPORATION

                                         Per:  Dale R. Laurance
                                              ----------------------------------
                                               Authorized Signatory


                                        ONTARIO TEACHERS' PENSION PLAN BOARD

                                         Per:  Roy T. Graydon
                                              ----------------------------------
                                               Authorized Signatory